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                                                                  Exhibit (h)(6)

                                    AMENDMENT
                                       TO
                          COMPLIANCE SERVICES AGREEMENT

AMENDMENT dated as of December 27, 2005, between THE HIRTLE CALLAGHAN TRUST (the "Trust"), a Delaware business trust having its principal place of business at Five Tower Bridge 300 Barr Harbor Dr. Suite 500, West Conshohocken, Pennsylvania 19428, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that Compliance Services Agreement dated September 14, 2004, (as amended, the "Agreement"), under which BISYS performs compliance services for the Trust.

     WHEREAS, the parties hereto wish to extend the term of the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. Section 5 of the Agreement, entitled "Term and Termination," shall be amended by replacing the first paragraph of the Section with the following:

               "The compliance services to be rendered by BISYS under this Agreement (the "Compliance Services") shall commence upon the date of this Agreement and shall continue in effect through December 31, 2006 (the "Term") unless earlier terminated pursuant to the terms of this Agreement. During such Term, the Compliance Services may be terminated upon thirty (30) days notice for "cause," as defined below. Following the Term, the Compliance Services may be terminated by either party for "cause," as provided above, or by providing the other party with ninety (90) days written notice of termination."

     3. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     4. Except as expressly set forth herein, all other provisions of the Agreement shall remain unchanged and in full force and effect.

                                    * * * * *

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        THE HIRTLE CALLAGHAN TRUST


                                        By: /s/ Robert Zion
                                            ------------------------------------
                                        Name: Robert Zion
                                        Title: Vice President and Treasurer


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Naddaff
                                            ------------------------------------
                                        Name: Fred Naddaff
                                        Title: President


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